Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FOURTH QUARTER

AND FISCAL YEAR 2008 RESULTS

●	4th quarter 2008 Net EPS of $0.13 as compared to $0.09 last year
●	4th quarter sales increased $627 million, or 9.5%, versus same quarter last year
●	Beef operating income was $159 million in 4th quarter 2008
●	Record Pork operating margins for the quarter of 7.5% and YTD of 7.8%
●	Chicken losses reflect significantly higher input costs, including increased grain costs of approximately $230 million for the quarter and $600 million YTD

Springdale, Arkansas – November 10, 2008 - Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		Fiscal Year
	2008	2007	2008	2007
Sales	$7,201	$6,574	$26,862	$25,729
Operating Income	138	102	331	613

Income from Continuing Operations	45	33	86	268
Income (Loss) from Discontinued Operation	3	(1)	-	-
Net Income	$48	$32	$86	$268

Earnings Per Diluted Share:
Earnings from Continuing Operations	$0.12	0.09	$0.24	$0.75
Earnings from Discontinued Operation	0.01	-	-	-
Net Income	$0.13	0.09	$0.24	$0.75

●	Fourth Quarter 2008 – Included $10 million of pretax charges related to intangible asset impairments.
●	Fiscal 2008 – Included an $18 million pretax non-operating gain on the sale of an investment, and $76 million of pretax charges related to plant closings, asset impairments and severance.
●	These items decreased diluted earnings per share by $0.02 for the fourth quarter and $0.10 for fiscal 2008

“I am pleased with a number of things we accomplished in fiscal 2008,” said Richard L. Bond, president and chief executive officer of Tyson Foods, Inc. “Fourth quarter sales were up 9.5%. Our Pork segment delivered outstanding results, and the Beef segment had a significant improvement over fiscal 2007 as we’ve optimized those commodity businesses. Those teams have done a great job managing margins by focusing on improving revenue while controlling costs.”

Beef attained a 5% operating margin, which included $41 million recouped from the $75 million mark-to-market hedging loss recorded in the third quarter. Pork achieved its best July-September quarter ever with a 7.5% operating margin. Pork’s $75 million operating income more than doubled the previous record September quarter set in 1999. Ample hog supplies and strong export markets aided in Pork achieving a 7.8% margin for the year, well above its normalized range.

“Producing the three major proteins has proven to be a strategic advantage,” Bond said. “The strong performance by our Beef and Pork segments supported the Chicken segment as it struggled throughout the year due to low prices and high input costs. Chicken lost $91 million in the fourth quarter due to approximately $230 million in additional grain costs over the fourth quarter of 2007 and pricing that couldn’t keep pace with inputs. Our Prepared Foods segment also delivered a disappointing quarter due to the high and volatile cost of raw materials.

“Although it was a difficult year in many respects, we continued to manage the company for the long term and took important steps in our strategy to become a truly multi-national enterprise,” Bond said. “In fiscal 2008 and early fiscal 2009, we acquired three poultry operations in Brazil, entered into majority ownership joint ventures in India and China and are awaiting government approval of our third joint venture in China. The convertible debt and equity issued in September allowed us to make these acquisitions while maintaining a strong balance sheet.”

Tyson Foods made progress on several platforms in its Renewable Products group as well, and recently broke ground on the Dynamic Fuels facility. This fuel production plant will produce renewable diesel from by-products such as animal fats and cooking grease.

TYSON FOODS, INC.

News Release

November 10, 2008

“Currently, we are six weeks into the new fiscal year, and we are facing multiple challenges,” Bond said. “Tight global credit is affecting exports in the short term; however, we believe the underlying demand for our protein products is still strong. While input cost volatility and pricing pressure continues in chicken, our team is making very good progress improving our chicken business, just as we improved beef and pork. We have the right business strategy, and throughout the organization, we are focused on improving our execution in 2009.”

Segment Performance Review (in millions)

In the fourth quarter fiscal 2008, we began to manage and report the operating results and identifiable assets of our logistics operations in the segment in which the product being moved relates. As a result, our operating segments now reflect logistics operations which where previously included in Other. All prior periods have been restated to reflect this change.

Segment results exclude the results of our discontinued operation, Lakeside.

Sales
(for the fourth quarter and fiscal years ended September 27, 2008, and September 29, 2007)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2008	2007	Change	Change	2008	2007	Change	Change
Chicken	$2,383	$2,127	6.2%	5.5%	$8,900	$8,210	(0.4)%	8.9%
Beef	3,101	2,964	(7.5)%	13.1%	11,664	11,540	(4.6)%	5.9%
Pork	1,000	826	1.9%	18.9%	3,587	3,314	6.1%	2.1%
Prepared Foods	717	657	3.9%	5.0%	2,711	2,665	1.5%	0.2%
Total	$7,201	$6,574	0.2%	9.3%	$26,862	$25,729	(0.7)%	5.1%

Operating Income (Loss)
(for the fourth quarter and fiscal years ended September 27, 2008, and September 29, 2007)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2008	2007	2008	2007	2008	2007	2008	2007
Chicken	$(91)	$63	(3.8)%	3.0%	$(118)	$325	(1.3)%	4.0%
Beef	159	5	5.1%	0.2%	106	51	0.9%	0.4%
Pork	75	27	7.5%	3.3%	280	145	7.8%	4.4%
Prepared Foods	(5)	7	(0.7)%	1.1%	63	92	2.3%	3.5%
Total	$138	$102	1.9%	1.6%	$331	$613	1.2%	2.4%

Items impacting operating income (loss):

Q4 2008:

$10 million charge related to intangible asset impairments (Beef $8 million; Prepared Foods $2 million)

YTD 2008:

$17 million charge related to restructuring of our Emporia, Kansas, operation (Beef)

$13 million charge related to closing of our Wilkesboro, North Carolina, Cooked Products plant (Chicken)

$12 million charge related to impairment of packaging equipment (Beef $8 million; Pork $4 million)

$10 million charge related to intangible asset impairments (Beef $8 million; Prepared Foods $2 million)

$7 million charge related to flood damage at our Jefferson, Wisconsin, plant (Prepared Foods)

$6 million charge related to impairment of unimproved real property in Memphis, Tennessee (Chicken)

$6 million charge related to severance (allocated among segments)

$5 million in charges related to software impairments (Chicken)

YTD 2007:

$10 million gain on sale of two poultry plants and related support facilities (Chicken)

$9 million gain on disposition of aircraft (allocated among segments)

$7 million charge related to intangible asset impairments (Prepared Foods)

$5 million charge related to software impairment (allocated among segments)

TYSON FOODS, INC.

News Release

November 10, 2008

Chicken (33.1% of Net Sales – 4th Quarter 2008)

(33.1% of Net Sales – 12 Months 2008)

Chicken segment sales were $2.4 billion and $8.9 billion, respectively, in the fourth quarter and fiscal 2008. Operating loss was $91 million and $118 million, respectively, in the fourth quarter and fiscal 2008. Sales increased as compared to the same periods in 2007 due to an increase in average sales prices, as well as an increase in sales volumes when excluding the impact of the sale of two poultry plants in fiscal 2007. Operating results were adversely impacted by an increase in grain costs for the fourth quarter and fiscal 2008 of $231 million and $593 million, respectively, partially offset by net gains of $78 million and $127 million from our commodity risk management activities related to grain purchases, as compared to the same periods of fiscal 2007. These net gains exclude the impact from related physical purchase transactions, which will impact future period operating results. Operating results were also negatively impacted by increased plant costs, including cooking ingredients, logistics and labor, as well as other feed ingredient costs. Selling, general and administrative expenses were higher in fiscal 2008 as compared to the same period last year. Operating results for fiscal 2008 included charges of $24 million related to closing our Wilkesboro, North Carolina, Cooked Products plant, impairment of unimproved real property and software impairment charges. Operating results for the fiscal 2007 included a $10 million gain on sale of two poultry plants and related support facilities.

Beef (43.1% of Net Sales – 4th Quarter 2008)

(43.4% of Net Sales – 12 Months 2008)

Beef segment sales were $3.1 billion and $11.7 billion, respectively, in the fourth quarter and fiscal 2008. Operating income was $159 million and $106 million, respectively, in the fourth quarter and fiscal 2008. Operating results as compared to the same periods in 2007 were impacted positively by higher average sales prices, partially offset by higher average live prices. Operating results were positively impacted in the fourth quarter and fiscal 2008 by net gains of $77 million and $55 million, respectively, from our commodity risk management activities related to forward futures contracts for live cattle as compared to the same periods of fiscal 2007. These amounts exclude the impact from related physical sale and purchase transactions, which will impact future period operating results. Operating results for the fourth quarter and fiscal 2008 were negatively impacted by higher operating costs, as compared to the same periods of fiscal 2007. Operating results for the fourth quarter and fiscal 2008 included an intangible asset impairment charge of $8 million. Operating results for fiscal 2008 included charges of $25 million related to restructuring operations at the Emporia, Kansas, plant and an impairment of packaging equipment.

Pork (13.9% of Net Sales – 4th Quarter 2008)

(13.4% of Net Sales – 12 Months 2008)

Pork segment sales were $1.0 billion and $3.6 billion, respectively, in the fourth quarter and fiscal 2008. Operating income was $75 million and $280 million, respectively, in the fourth quarter and fiscal 2008. Operating results as compared to the same periods in 2007 were impacted positively by higher average sales prices and lower average live prices in fiscal 2008, and were partially offset by higher average live prices in the fourth quarter of fiscal 2008. Operating results were also positively impacted in the fourth quarter and fiscal 2008 by improvements of $6 million and $92 million, respectively, from our commodity risk management activities related to forward futures contracts for live hogs as compared to the same periods of fiscal 2007. These amounts exclude the impact from related physical sale and purchase transactions, which will impact future period operating results. Operating results were also positively impacted by strong export sales, which led to increased sales volumes. Operating results were negatively impacted by higher operating costs as compared to the same periods of fiscal 2007.

Prepared Foods (10.0% of Net Sales – 4th Quarter 2008)

(10.1% of Net Sales – 12 Months 2008)

Prepared Foods segment sales were $717 million and $2.7 billion, respectively, in the fourth quarter and fiscal 2008. Operating loss was $5 million and operating income was $63 million, respectively, in the fourth quarter and fiscal 2008. Raw material costs increased as compared to the same periods of fiscal 2007, which included higher wheat, dairy and cooking ingredient costs, which were partially offset by increased average sales prices. Operating results for fiscal 2008 included charges of $7 million related to flood damage at our Jefferson, Wisconsin, plant. Operating income for fiscal 2007 included an intangible asset impairment charge of $7 million.

TYSON FOODS, INC.

News Release

November 10, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	3 Months Ended		12 Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Sales	$7,201	$6,574	$26,862	$25,729
Cost of Sales	6,844	6,268	25,616	24,300
	357	306	1,246	1,429
Selling, General and Administrative	219	204	879	814
Other Charges	-	-	36	2

Operating Income	138	102	331	613
Other (Income) Expense:
Interest	54	54	206	224
Other, net	(5)	(10)	(29)	(21)
Income from Continuing Operations before Income Taxes	89	58	154	410

Income Tax Expense	44	25	68	142
Income from continuing operations	45	33	86	268
Income (Loss) from discontinued operation, net of
tax of $2, $0, $0 and $0	3	(1)	-	-
Net Income	$48	$32	$86	$268

Weighted Average Shares Outstanding:
Class A Basic	283	279	281	273
Class B Basic	70	70	70	75
Diluted	358	356	356	355
Earnings Per Share from Continuing Operations:
Class A Basic	$0.13	$0.10	$0.25	$0.79
Class B Basic	$0.11	$0.08	$0.22	$0.70
Diluted	$0.12	$0.09	$0.24	$0.75
Earnings Per Share from Discontinued Operation:
Class A Basic	$0.01	$-	$-	$-
Class B Basic	$0.01	$-	$-	$-
Diluted	$0.01	$-	$-	$-
Net Earnings Per Share:
Class A Basic	$0.14	$0.10	$0.25	$0.79
Class B Basic	$0.12	$0.08	$0.22	$0.70
Diluted	$0.13	$0.09	$0.24	$0.75
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	9.5%		4.4%
Margins: (Percent of Sales)
Gross Profit	5.0%	4.7%	4.6%	5.6%
Operating Income	1.9%	1.6%	1.2%	2.4%
Net Income	0.7%	0.5%	0.3%	1.0%
Effective Tax Rate from Continuing Operations	50.1%	42.3%	44.6%	34.6%

TYSON FOODS, INC.

News Release

November 10, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

(Unaudited)

	September 27, 2008	September 29, 2007
Assets
Current Assets:
Cash and cash equivalents	$250	$42
Accounts receivable, net	1,271	1,246
Inventories	2,538	2,159
Other current assets	143	70
Assets of discontinued operations held for sale	159	164
Total Current Assets	4,361	3,681
Net Property, Plant and Equipment	3,519	3,608
Goodwill	2,511	2,485
Intangible Assets	128	126
Other Assets	331	327
Total Assets	$10,850	$10,227

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$8	$137
Trade accounts payable	1,217	1,050
Other current liabilities	878	928
Total Current Liabilities	2,103	2,115
Long-Term Debt	2,888	2,642
Deferred Income Taxes	291	367
Other Liabilities	554	372
Shareholders’ Equity	5,014	4,731
Total Liabilities and Shareholders’ Equity	$10,850	$10,227

TYSON FOODS, INC.

News Release

November 10, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Months Ended
	September 27,	September 29,
	2008	2007
Cash Flows From Operating Activities:
Net income	$86	$268
Depreciation and amortization	493	514
Deferred taxes and other, net	118	4
Net changes in working capital	(409)	(108)
Cash Provided by Operating Activities	288	678

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(425)	(285)
Proceeds from sale of property, plant and equipment	26	76
Proceeds from sale of investments	22	-
Purchases of marketable securities	(115)	(131)
Proceeds from sale of marketable securities	112	147
Proceeds from sale of short-term investment	-	770
Other, net	(19)	2
Cash Provided by (Used for) Investing Activities	(399)	579

Cash Flows From Financing Activities:
Net borrowings (payments) on revolving credit facilities	(213)	53
Payments of debt	(147)	(1,263)
Proceeds from borrowings of debt	449	-
Net proceeds from Class A stock offering	274	-
Convertible note hedge transactions	(94)	-
Warrant transactions	44	-
Purchases of treasury shares	(30)	(61)
Dividends	(56)	(56)
Increase in negative book cash balances	67	9
Stock options exercised	9	74
Other, net	18	(8)
Cash Provided by (Used for) Financing Activities	321	(1,252)

Effect of Exchange Rate Change on Cash	(2)	9

Increase in Cash and Cash Equivalents	208	14
Cash and Cash Equivalents at Beginning of Year	42	28
Cash and Cash Equivalents at End of Period	$250	$42

TYSON FOODS, INC.

News Release

November 10, 2008

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 90 countries. The company has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-566-6573. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 312-470-7475. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through December 10 at 866-380-8125. International callers dial 203-369-0356.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) successful rationalization of existing facilities and operating efficiencies of the facilities; (iv) risks associated with our commodity trading risk management activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (vii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) significant marketing plan changes by large customers or loss of one or more large customers; (xi) adverse results from litigation; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xiv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xv) effectiveness of advertising and marketing programs; (xvi) the effect of, or changes in, general economic conditions; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2007, Annual Report filed on Form 10-K.